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ENVIRI CORPORATION

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The following is a transcript of the Enviri Corporate Town Hall meeting held by Enviri Corporation (the “Corporation”) on November 24, 2025 in connection with the proposed sale of the Corporation’s Clean Earth business to Veolia Environnement S.A.

Blake Jones: We can go ahead and get started, Nicholas.

Nicholas F. Grasberger: OK. All right. Thank you, Blake. Well, good morning, everybody. Hope you enjoyed your weekend. And in case I forget later, I’ll wish you each a happy Thanksgiving. You all saw the news of last Friday, as you can imagine—and many of you were involved—it’s been a very, very busy few months here, so perhaps I can just share maybe in layman’s terms, the highlights of what we announced last week and provide a bit of perspective.

Nicholas F. Grasberger: So we announced on Friday that we’ve signed an agreement with a very large French global environmental company to sell them Clean Earth for $3 billion. You’ll recall that in early August on an investor call, we announced that we were undertaking a review of our strategic options aimed at capturing the value of our portfolio of businesses that in our view is not reflected in our share price. And so having looked at many different options, we deemed the divestiture of Clean Earth to be the best path to realizing that so-called sum of the parts value of our company.

Nicholas F. Grasberger: It was a very competitive process. A lot of large public companies and even private companies were keenly interested in in owning Clean Earth, the $3 billion price was at the very high end of expectations, and even though many investors expected us to announce a transaction at some point, you can see in how the share price reacted on Friday to our news that no one expected us, or very few expected us, to yield $3 billion in the sale of Clean Earth.

Nicholas F. Grasberger: So what does that mean? What it means is that we are going to pay off a lot of our debt with that $3 billion. We’re also going to return $14.50 to $16.50 per share in cash to our shareholders. Shareholders will also receive stock in what for the moment we’re calling New Enviri. So Harsco Environmental, Harsco Rail, supported by the corporate team, will in effect be a new public company. The structure of all that is somewhat complicated, but it needed to be so to avoid the relatively large amount of tax that would have been due for the company to pay upon selling Clean Earth if we had not structured it in a particular way. Again, most of the debt will be paid down. New Enviri will have a quite conservative capital structure with not all that much debt and I believe that, and for other reasons I’ll talk about in a minute, New Enviri will be set up to be quite successful.

Nicholas F. Grasberger: We expect to close on the transaction in five or six months, because we’re spinning off Harsco Environmental, Harsco Rail and corporate. There are a number of things that have to be done in the corporate accounting organization, of course, as well as other functions within corporate, and we need the US government to approve the transaction from an anti-competitive standpoint because Veolia is a competitor here in North America. Their business is similar to Clean Earth and is about the same size in North America and they’ll be merging the two businesses together.

Nicholas F. Grasberger: So you saw again how the share price responded on Friday. We were trading at $8 to $9 a share back in early August when we announced our review of strategic options and I think that woke up investors to the true inherent value of our company and you saw that the stock traded up leading up to Friday’s announcement up into the $13 range – a significant increase from that $8 to $9 range prior to announcing our review process.

Nicholas F. Grasberger: Investors are very happy. We spoke on Friday with our largest shareholders who have, for the most part, been shareholders for a while, and they’ve been waiting for something like this. They saw the value in the portfolio, we certainly had hoped to capture that value over time without needing to sell Clean Earth, but that just became very difficult to do. And even though we may have been able to work out of the situation over the next couple years, I think we concluded, given the very high level of interest in Clean Earth and the likely very high value if we were to sell it that that now was the was the time to do that.

Nicholas F. Grasberger: As we look at the value of the cash distribution from the Clean Earth proceeds and the value of New Enviri, we certainly see value north of $20 a share. Now we’re not trading there, we’re trading around $17.50, which is still a significant increase in the share price on Friday and we’ll be spending a lot of time in the coming weeks and months marketing the New Enviri story and convincing our investors that there’s a lot of upside in this business and hopefully we’ll begin to trade at some point near that $20 threshold.

Nicholas F. Grasberger: It’s a very good result for Clean Earth employees. Clean Earth will be joining the largest global environmental services firm in the world, a very impressive organization focused on sustainability. They have many, many different businesses within the environmental sector, beginning with municipal wastewater, hazardous waste, municipal solid waste. I think they’re in 50 or 60 countries around the world and their revenue was 50 billion euros. So a very substantial company and I think a very good home for our Clean Earth colleagues. From a professional perspective, the opportunities available to them within Veolia will likely be very attractive. Veolia also is very well capitalized and has capital to invest in growth in our Clean Earth business. So I’m very happy for our Clean Earth team. Considering all of the other interested parties that were in the process and bid on Clean Earth, I really do believe, and the Clean Earth team does as well, that this is the best outcome for them. Not only did Veolia provide the most value, I think they also provided the best outcome for our Clean Earth colleagues.

Nicholas F. Grasberger: I also believe that those in New Enviri will be in a better position and that we will not be subject to the same capital constraints that we’ve had the last few years. Largely, as you know, due to the rail business, we had planned to sell Harsco Rail a few years ago and so not only were we unable to sell Harso Rail, the rail business has chewed up a lot of cash flow and added significantly to our debt the past couple of years. We’ve talked about this in our corporate town halls many times. I’m very, very happy with the transaction. Sad in some ways that we needed to sell Clean Earth. That was not the original plan, but it became clear that it was the right thing to do for our shareholders and we have a lot of very happy shareholders at the moment.

Nicholas F. Grasberger: Maybe just a minute on the history of Clean Earth, because it’s a very good story. For those of you who were around back in 2018, we undertook another strategic review process to determine where we should head as a corporation and we had many businesses with different themes and the result of that strategic review process was to focus on businesses with an environmental theme. We made that decision in the fall of 2018 with the board and we moved quickly. We sold three of our industrial businesses within a year, and within a year we also purchased Clean Earth and the Environmental Solutions business from Stericycle. We did a lot in 2019 and 2020. Many other parties that were interested in those businesses backed away because they simply thought they were too messy and provided too much risk and the integration of the two businesses would be would be too challenging. We felt that it was critical given our strategic direction to do it and to take on that risk.

Nicholas F. Grasberger: And if you think of what we went through, we actually signed the transaction to buy Environmental Solutions from Stericycle right before COVID broke out. So not only did Clean Earth need to deal immediately following its acquisition of Environmental Solutions with a pandemic, they also, not much later, had to deal with extraordinary inflation. In many of its key cost categories, they also had to deal with a very complex and broad integration of two businesses that had very different cultures, very different processes, very different IT systems. It was a full on integration again executed at a time where there were a lot of challenges in this industry and in the broader economy here in the U.S. We spent about a $1 billion buying Clean Earth and Environmental Solutions, and here we are a few years later selling it for $3 billion. Revenues improved about 30%; cash earnings more than doubled; its profit margins tripled. They generated a lot of cash flow and the industry, the specialty waste industry, over our ownership period of the businesses became a very attractive industry for others to enter. So while we paid an acquisition multiple of earnings of about 12 times to build the Clean Earth platform, we received 18 1/2 times cash earnings in the divestiture of Clean Earth, so an awful lot of value was created over the period in which we owned Clean Earth.

Nicholas F. Grasberger: We certainly want to compliment and thank the Clean Earth team and the many, many of you on the corporate team that were involved in this. Of course the Clean Earth team created a lot of value, but the corporate team was very involved supporting Clean Earth throughout that period. And as I think I mentioned earlier, it’s a fairly complex transaction. This is not simply a clean carve out of a division and a divestiture of it. It’s more complicated because of the spin-off of Harsco Environmental and Harsco Rail into a new public company. The tax structure creates complexities.

Nicholas F. Grasberger: We’ve also announced a leadership change as you saw. So I will be remaining in my role as CEO of Enviri until the deal closes and then when New Enviri is formed, Russell Hochman will be the CEO of New Enviri. You likely saw that on Friday we announced the promotion of Russell to the President and Chief Operating Officer of Enviri with responsibility for Harsco Environmental and Harsco Rail. Clean Earth and the corporate functions will continue to report to me until the transaction closes and then Russell will become the CEO.

Nicholas F. Grasberger: So let’s talk about New Enviri for a minute. I mentioned that the capital structure will be conservative, so it will not be saddled with a high debt burden. It’s a company that should generate healthy cash flows over time. 2026 should be the last year where we’re putting cash into these rail contracts. They should begin to turn cash positive in 2027 and 2028. The cash flow profile of New Enviri should be very attractive and provide the flexibility to do any number of things that we’ve been challenged to do the last few years. We all know that Harsco Environmental and Harsco Rail are two market leading businesses. They’re both global in nature. They have the number one market position in what they do in most geographies, certainly for rail in the U.S. and Harsco Environmental all over the world. So the brands are very strong. I think the new leadership team in Harsco Rail is exceptional. I think we also have a lot of confidence in the leadership team in Harsco Environmental. We just a few months ago went through the updated long range plans for each business, and when considering the strategic initiatives underway in each business, there’s simply a lot of reason to be optimistic.

Nicholas F. Grasberger: So I’d like to congratulate Russell. Of course, you all know Russell. Russell has been our general counsel for about the same length of time that I’ve been CEO. Russell has been an absolutely critical and invaluable partner to me over those 10 years, his contributions to our company certainly extend well beyond what one might expect from the chief legal officer in the company. Russell has had a lot of input and provided a lot of ideas on our strategic planning process to get us to where we are today. He’s also very operationally and commercially oriented as those who have ever sat through one of our quarterly operations reviews know. Russell is highly engaged in those conversations, and of course knows the businesses very well. I think he is just the ideal person to succeed me as the as the CEO of this company. I will be very focused the next several months before my transition to support Russell, to support the corporate team, to support Clean Earth getting to the closing of the transaction. Of course, I’ll continue to be very involved with Harsco Environmental and Harsco Rail and helping Russell to position New Enviri for success here when it’s effectively born as a new public company, likely around the beginning of May.

Nicholas F. Grasberger: I believe Russell’s on the call. I know Russell, you’ve got a busy schedule in New York City today. If you’re here and would like to say a few words, you’re more than welcome.

Russell Hochman: Sure. Hi, everyone. I don’t know if you can hear me, but yeah, thank you, Nicholas, for the kind words and we obviously have a big legacy to build on under your leadership. For most of you, you were here during the Clean Earth acquisition and then during the perhaps less than exciting days initially and I think we have a lot to be proud of the corporate team. I have to say you played an unusually significant role in the birth of Clean Earth and then of course partnered very well with the Clean Earth team, and I think the results speak for themselves with regard to New Enviri. I am equally excited for those businesses as I am for the Clean Earth team. I think we will have, as Nicholas said, more financial flexibility, more focus on those businesses. We have big plans for both of them. I’ve already started meeting with Christophe Wright Meyer and Gary Lada, the respective presidents of those businesses, and shared with them my view that this IPO, which Nicholas referred to, which of course nobody will notice unless you’re actually involved with the deal, but gives us a new sort of starting point. And so I think we’ll take full advantage of that internally and then externally with regard to our current and hopefully future shareholders. I’m very excited to be in this role. Thank you, Nicholas, for your support and I look forward to sharing my vision with everyone and the strategy for growth in the next coming weeks and I will be meeting with many of you to hear your thoughts and ideas. I’ve started that already and look forward to continuing that conversation.

Nicholas F. Grasberger: Thank you, Russell. As always, very happy to take any questions or comments here from our corporate team. I believe we have Jennifer on the call as well and others on the corporate leadership team. So if I can’t answer the question, I’m sure someone can. Yes.

Gabrielle Zerbe: Hi, Nicholas, I have a question. So I’m assuming this is going to require a TSA. Do you have thoughts around that and maybe the duration of that?

Nicholas F. Grasberger: Yeah, Gabrielle. Yeah, we absolutely will be performing transition services for Veolia North America. I’ve not been as directly involved in those as others, Blake, for example, but I believe the TSA period will be for about 6 months and I think those TSAs have been negotiated and I believe signed, but I’ll allow those that have more familiarity with those to comment.

Blake Jones: Yeah, Nicholas, you’re spot on and that TSA period for most services is 6 months and we have kind of finalized that. And so for those that will be involved, we’ll pass the final version to your leadership teams and the next stage of planning will go towards that day one readiness and ensuring that on day one we’re prepared to provide those TSA services. So we’ll begin that in the coming weeks.

Gabrielle Zerbe: OK. Thank you both.

Jennifer Kozak: Other questions?

Nicholas F. Grasberger: OK, well, as we always try to do as part of our values and our culture, we aim to be as transparent as we as we can be. So in the coming weeks as you have questions, please don’t hesitate to ask. As Russell mentioned, probably, sometime shortly after the holiday period, you will be speaking more directly to this team about their vision and your thoughts on the corporate team and how it can add value, continue to add value to our two businesses. But in advance of that as you as you have questions, please don’t hesitate to ask.

Russell Hochman: Absolutely.

Nicholas F. Grasberger: OK. Thank you all again for joining and I wish you and your families and friends a Happy Thanksgiving.

Cautionary Statement Regarding Forward-Looking Statements

This communication and any documents referred to in this communication contain certain forward-looking statements within the meaning of the federal securities laws with respect to the proposed acquisition of the Clean Earth business (“Clean Earth”) of Enviri Corporation would be acquired by Veolia Environnement S.A. (“Veolia”) and Enviri Corporation’s related spin-off of Harsco Environmental and Rail businesses of Enviri Corporation (“New Enviri”) (such acquisition and the related spin-off, the “Proposed Transaction”). Forward-looking statements contained herein could include, among other things, statements regarding the anticipated timing of the consummation of the Proposed Transaction; statements about management’s confidence in and strategies for performance of the New Enviri; expectations for new and existing products, technologies and opportunities; and expectations regarding growth, sales, cash flows, and earnings. These forward-looking statements generally are identified by the words “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “intend,” “target,” “contemplate,” “project,” and similar expressions. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties.

Many factors could cause actual future events to differ materially from the forward-looking statements in this communication, including but not limited to: (1) the occurrence of any event, change, or other circumstance that could give rise to the right of one or multiple of the parties to terminate the Agreements between Enviri Corporation and Veolia; (2) the possibility that the Proposed Transaction does not close when expected, or at all, because required regulatory, shareholder or other approvals and other conditions to closing are not received or satisfied on a timely basis, or at all; (3) the possibility that the Proposed Transaction may be more expensive to complete than anticipated, including as a result of unexpected factors or events, including those resulting from the announcement, pendency or completion of the Proposed Transaction; (4) New Enviri’s ability to successfully enter into new contracts and complete new acquisitions, divestitures or strategic ventures in the time-frame contemplated, or at all; (5) New Enviri’s inability to comply with applicable environmental laws and regulations; (6) New Enviri’s inability to obtain, renew, or maintain compliance with their operating permits or license agreements; (7) New Enviri having a smaller size and more limited resources than Enviri Corporation; (8) the seasonal nature of New Enviri’s business; (9) risks caused by customer concentration, the fixed price and long-term customer contracts, especially those related to complex engineered equipment, and the competitive nature of the industries in which New Enviri will operate; (10) the outcome of any disputes with customers, contractors and subcontractors; (11) the financial condition of New Enviri’s customers, including the ability of customers (especially those that may be highly leveraged or have inadequate liquidity) to maintain their credit availability; (12) higher than expected claims under New Enviri’s insurance policies, or losses that are uninsurable or that exceed existing insurance coverage; (13) market and competitive changes, including pricing pressures, market demand and acceptance for new products, services and technologies; (14) changes in currency exchange rates, interest rates, commodity and fuel costs and capital costs; (15) New Enviri’s ability to attract and effectively retain key management and employees, including due to unanticipated changes to demand for New Enviri’s services, disruptions associated with labor disputes, and increased operating costs associated with union organizations; (16) New Enviri’s inability or failure to protect its intellectual property rights from infringement in one or more of the many countries in which New Enviri will operate; (17) failure to effectively prevent, detect or recover from breaches in New Enviri’s cybersecurity infrastructure; (18) changes in the worldwide business environment in which New Enviri operates, including changes in general economic and industry conditions and cyclical slowdowns impacting the steel and aluminum industries; (19) fluctuations in exchange rates between the U.S. dollar and other currencies in which New Enviri will conduct business; (20) unforeseen business disruptions in one or more of the many countries in which New Enviri will operate due to changes in economic conditions, changes in governmental laws and regulations, including environmental, occupational health and safety, tax and import tariff standards and amounts; (21) political instability, civil disobedience, armed hostilities, public health issues or other calamities; (22) liability for and implementation of environmental remediation matters; (23) product liability and warranty claims associated with the New Enviri’s operations; (24) New Enviri’s ability to comply with financial covenants and obligations to financial counterparties; (25) the outstanding indebtedness and exposure to derivative financial instruments to which New Enviri will be subject that may be impacted by, among other factors, changes in interest rates; (26) tax liabilities and changes in tax laws; (27) changes in the performance of equity and bond markets that could affect, among other things, the valuation of the assets in New Enviri’s pension plans and the accounting for pension assets, liabilities and expenses; (28) risk and uncertainty associated with intangible assets; and (29) the other risk factors listed from time to time in Enviri Corporation’s SEC reports. A further discussion of these, along with other potential risk factors, can be found in Part I, Item 1A, “Risk Factors” of Enviri Corporation’s most recently filed Annual Report on Form 10-K, as updated by subsequent Quarterly Reports on Form 10-Q, which are filed with the Securities and Exchange Commission. Enviri Corporation cautions that these factors may not be exhaustive and that many of these factors are beyond Enviri Corporation’s ability to control or predict. Accordingly, forward-looking statements should not be relied upon as a prediction of actual results.

All forward-looking statements attributable to Enviri Corporation or New Enviri, or persons acting on their behalf, are expressly qualified in their entirety by the cautionary statements set forth above. Forward-looking statements speak only as of the date they are made, and Enviri Corporation and New Enviri do not undertake or assume any obligation to update publicly any of these statements to reflect actual results, new information or future events, changes in assumptions, or changes in other factors affecting forward-looking statements, except to the extent required by applicable law. If Enviri Corporation or New Enviri updates one or more forward-looking statements, no inference should be drawn that it will make additional updates with respect to those or other forward-looking statements.

Additional Information and Where to Find It

In connection with the Proposed Transaction, Enviri Corporation and New Enviri will be filing documents with the SEC, including preliminary and definitive proxy statements of Enviri Corporation relating to the Proposed Transaction and a registration statement relating to the shares of New Enviri. The definitive proxy statement will be mailed to Enviri Corporation’s shareholders in connection with the Proposed Transaction. This communication is not a substitute for the proxy statement, the registration statement or any other document that may be filed by Enviri Corporation or New Enviri with the SEC. BEFORE MAKING ANY VOTING DECISION, INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PRELIMINARY AND DEFINITIVE PROXY STATEMENTS AND ANY OTHER DOCUMENTS TO BE FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED TRANSACTION OR INCORPORATED BY REFERENCE IN THE PROXY STATEMENT WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Any vote in respect of resolutions to be proposed at Enviri Corporation’s shareholder meeting to approve the Proposed Transaction should be made only on the basis of the information contained in Enviri Corporation’s proxy statement and documents incorporated by reference therein. Investors and security holders may obtain free copies of these documents (when they are available) and other related documents filed with the SEC at the SEC’s web site at www.sec.gov or on Enviri Corporation’s website at www.enviri.com.

No Offer or Solicitation

This communication is for information purposes only and is not intended to and does not constitute, or form part of, an offer, invitation or the solicitation of an offer or invitation to purchase, otherwise acquire, subscribe for, sell or otherwise dispose of any securities, or the solicitation of any vote or approval in any jurisdiction, pursuant to the Proposed Transaction or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law.

Participants in the Solicitation

Enviri Corporation, its directors and certain of its respective executive officers may be deemed to be participants in the solicitation of proxies from shareholders of Enviri Corporation in connection with the Proposed Transaction under the rules of the SEC. Information about the interests of the directors and executive officers of Enviri Corporation and other persons who may be deemed to be participants in the solicitation of proxies in connection with the Proposed Transaction and a description of their direct and indirect interests, by security holdings or otherwise, will be included in the proxy statement to be filed with the SEC by Enviri Corporation related to the Proposed Transaction. Information about the directors and executive officers of Enviri Corporation and their ownership of shares of Enviri Corporation common stock and other securities of Enviri Corporation can be found in the sections entitled “Non-Employee Director Compensation”, “Share Ownership of Directors, Management and Certain Beneficial Owners”, “Compensation Discussion & Analysis”, “Discussion and Analysis of 2024 Compensation”, “Termination or Change of Control Arrangements” and “Equity Compensation Plan Information as of December 31, 2024” included in Enviri Corporation’s proxy statement in connection with its 2025 Annual Meeting of Stockholders, filed with the SEC on March 12, 2025; in the Form 3 and Form 4 statements of beneficial ownership and statements of changes in beneficial ownership filed with the SEC by Enviri Corporation’s directors and executive officers; and in other documents subsequently filed by Enviri Corporation with the SEC. Investors and security holders may obtain free copies of these documents and other related documents filed with the SEC at the SEC’s web site at www.sec.gov or on Enviri Corporation’s website at www.enviri.com.